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October 11, 1996

Catalina Marketing Corporation
11300 9/th/ Street North
St. Petersburg, Florida  33716


Catalina Marketing Corporation:

We are aware that Catalina Marketing Corporation has incorporated by reference in its Registration Statement File Nos. 33-46793, 33-77100, 33-82456, 333-07525, and 333-13335 its Form 10-Q for the three month and six month periods ended September 30, 1996, which includes our report dated October 11, 1996, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP



By /s/ William J. Meurer
  ----------------------
  William J. Meurer